Exhibit 99.1
FOR IMMEDIATE RELEASE
FEBRUARY 5, 2009

Contact:	Jill McMillan, Manager, Public & Industry Affairs Phone: (214) 721-9271 Jill.McMillan@CrosstexEnergy.com
RHYS J. BEST ELECTED CHAIRMAN OF CROSSTEX ENERGY, L.P. BOARD OF DIRECTORS;
KYLE D. VANN APPOINTED TO AUDIT COMMITTEE
Barry E. Davis Remains President and CEO of Partnership and
Chairman, President and CEO of Crosstex Energy, Inc.
DALLAS, February 5, 2009 --- Crosstex Energy, L.P. (NASDAQ:XTEX) (the Partnership) announced today that the Board of Directors of Crosstex Energy GP, LLC, the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership, has elected Rhys J. Best as Chairman and appointed Kyle D. Vann to the Board’s audit committee. Barry E. Davis remains President and Chief Executive Officer of Crosstex Energy, L.P. (the Partnership) and Chairman, President and Chief Executive Officer of Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation). Mr. Best joined the Partnership’s Board in 2003 and was named the Board’s lead director in 2008.
“Rhys is a tremendous resource to the Partnership Board and Crosstex’s management team. He has extensive experience in the energy and banking industries, and has led companies through challenging business cycles,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “I look forward to working with Rhys in his expanded role as Chairman of the Partnership’s Board.”
Mr. Best is the former Chairman, President and Chief Executive Officer of Lone Star Technologies, Inc., acquired by United States Steel Corporation in 2007. Prior to joining Lone Star, he held several leadership positions during his 20-year banking career.
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Rhys J. Best Elected Chairman of Crosstex Energy, L.P. Board of Directors; Kyle D. Vann Appointed to Audit Committee

Vann appointed to audit committee
Mr. Vann, who joined the Board in 2006, will serve as the third independent member of the audit committee of Crosstex Energy GP, LLC, the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership, which had consisted of two independent members since August 2008.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates approximately 5,700 miles of pipeline, 12 processing plants, four fractionators, and approximately195 natural gas amine-treating plants and dew-point control plants. Crosstex currently provides services for 4.0 billion cubic feet per day of natural gas, or approximately eight percent of marketed U.S. daily production.
Crosstex Energy, Inc. owns the two percent general partner interest, a 34 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.
Additional information about the Crosstex companies can be found at www.crosstexenergy.com.
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